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                                                                    EXHIBIT 16.1




August 8, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by kforce.com, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated August 3, 2000. We agree with the statements concerning our Firm in such Form 8-K except that with regard to the date of July 21, 2000 indicated in item 4(a)(iii), we have no basis for comment, as we were notified of our dismissal on August 3, 2000.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP